UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2015

CYTOMX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37587	27-3521219
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

343 Oyster Point Blvd.

Suite 100

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 14, 2015, the amended and restated certificate of incorporation of CytomX Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Secretary of State of the State of Delaware (the “Restated Certificate”), and the Company’s amended and restated bylaws became effective in connection with the closing of the initial public offering of common stock, par value $0.00001 per share, of the Company (“Common Stock”) on October 14, 2015.

The Restated Certificate contains provisions that, among other things, (i) authorize 75,000,000 shares of Common Stock, (ii) eliminate all of the provisions of, and references to, the various series of preferred stock that were previously authorized and outstanding, (iii) authorize 10,000,000 shares of preferred stock, par value $0.00001 per share, which may be issued from time to time in one or more series by the board of directors of the Company (the “Board”) with the designation, powers, preferences and rights and qualifications, limitations or restrictions thereof to be fixed by the Board, (iv) provide that the authorized number of directors may be fixed exclusively by one or more resolutions adopted by the Board and (v) divide the Board into three classes, serving staggered terms of three years each. The Restated Certificate provides that certain provisions thereof may only be amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock of the Company.

The Restated Bylaws contain provisions that, among other things, (a) require all stockholder actions to be taken by the stockholders at an annual or special meeting called in accordance with the Restated Bylaws and eliminate the ability of the stockholders to take any action by written consent, (b) set forth the requirements and procedures for calling a special stockholder meeting, (c) establish advance notice procedures for stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before the stockholder meetings, (d) permit removal of the Board or any individual director from office at any time without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Company entitled to vote at an election of directors; (e) provide that any vacancies on the Board and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders, and (f) designate the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain actions and proceedings. The Restated Bylaws may be amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock of the Company entitled to vote at an election of directors, or by the Board.

The foregoing description of the Restated Certificate is qualified in its entirety by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein. The foregoing description of the Restated Bylaws is qualified in its entirety by reference to the Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated by reference herein.

Item 8.01. Other Events.

On October 14, 2015, the Company issued a press release announcing the closing of its initial public offering of 7,666,667 shares of Common Stock, including 1,000,000 shares issued and sold pursuant to the exercise in full by the underwriters of their option to purchase such additional shares, at an initial public offering price of $12.00 per share, before deducting the underwriting discounts and commissions. The total proceeds to the Company are approximately $85.6 million, after deducting underwriting discounts and commissions and before the offering expenses payable by the Company.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC, and Cowen and Company, LLC acted as joint book-running managers for the offering. Oppenheimer & Co. Inc. acted as co-manager for the offering.

A copy of the Company’s press release announcing the closing of the offering is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company, effective as of October 14, 2015.

3.2	Amended and Restated Bylaws of the Company, effective as of October 14, 2015.

99.1	Press release titled “CytomX Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares” issued by the Company on October 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2015	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Cynthia J. Ladd
Cynthia J. Ladd
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company, effective as of October 14, 2015.

3.2	Amended and Restated Bylaws of the Company, effective as of October 14, 2015.

99.1	Press release titled “CytomX Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares” issued by the Company on October 14, 2015.